Certificate of Amendment to Articles of Incorporation
Nevada Profit Corporation
(Pursuant to NRS 78.385 and 78.390)
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Certificate of Amendment to Articles of Incorporation
Nevada Profit Corporation
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)
-Remit in Duplicate-

1.               The name of corporation: NEWSSURFER.COM CORPORATION.

2.               The articles have been amended as follows (provide article numbers, if available):

Article I . The name of the corporation is CALIFORNIA NEWS TECH.

3.               The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 99%.

4.   Signatures (Required):

                                  /s/  Marian Munz           /s/  Robert Jaspar
                                  _______________________                         _______________________
                President or Vice President               and         Secretary or Asst. Secretary

                * If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.